QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

dated as of April 25, 2002

by and among

First Community Bancorp

Rancho Santa Fe National Bank

and

First National Bank

TABLE OF CONTENTS

RECITALS		1
ARTICLE I CERTAIN DEFINITIONS
1.01.	Certain Definitions	1
ARTICLE II THE MERGER
2.01.	The Merger	6
2.02.	Effective Date and Effective Time	7
ARTICLE III CONSIDERATION; EXCHANGE PROCEDURES
3.01.	Effect on Capital Stock	7
3.02.	Conversion of Company Stock.	7
3.03.	Election and Proration Procedures.	8
3.04.	Rights as Shareholders; Stock Transfers	11
3.05.	No Fractional Shares	11
3.06.	Exchange Procedures	11
3.07.	Anti-Dilution Provisions	12
3.08.	Dissenters' Rights	13
ARTICLE IV ACTIONS PENDING ACQUISITION
4.01.	Forebearances of the Company	14
4.02.	Forebearances of Parent	16
ARTICLE V REPRESENTATIONS AND WARRANTIES
5.01.	Disclosure Schedules	17
5.02.	Standard	17
5.03.	Representations and Warranties of the Company	17
5.04.	Representations and Warranties of Parent	25
ARTICLE VI COVENANTS
6.01.	Reasonable Best Efforts	28
6.02.	Shareholder Approval	28
6.03.	Registration Statement	28
6.04.	Press Releases	29
6.05.	Access; Information	29
6.06.	Affiliates	30
6.07.	Acquisition Proposals	30
6.08.	Certain Policies	31
6.09.	Nasdaq Listing	31
6.10.	Regulatory Applications	31
6.11.	Indemnification	32
6.12.	Benefit Plans	33
6.13.	Non-competition Agreements	33
6.14.	Notification of Certain Matters	33

i

6.15.	Parent Approval	33
6.16.	Human Resources Issues	33
6.17.	Assistance with Third-Party Agreements	33
6.18.	Shareholder Agreements	34
6.19.	Additional Agreements	34
6.20.	Pre-Closing Adjustments	34
6.21.	Company Stock Options.	35
6.22.	Rights	35
6.23.	Audited Company Financial Statements	36
6.24.	Tax Treatment of the Merger	36
6.25.	Due Diligence	36
6.26.	Diligence Fee	36
6.27.	Severance Arrangements	36
6.28.	Preferred Stock Dividends	37
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER
7.01.	Conditions to Each Party's Obligation to Effect the Merger	37
7.02.	Conditions to Obligation of the Company	38
7.03.	Conditions to Obligation of Parent	38
ARTICLE VIII TERMINATION
8.01.	Termination	40
8.02.	Effect of Termination and Abandonment	42
ARTICLE IX MISCELLANEOUS
9.01.	Survival	43
9.02.	Waiver; Amendment	43
9.03.	Counterparts	43
9.04.	Governing Law, Jurisdiction and Venue	43
9.05.	Expenses	43
9.06.	Notices	43
9.07.	Entire Understanding; No Third Party Beneficiaries	44
9.08.	Effect	44
9.09.	Severability	44
9.10.	Enforcement of the Agreement	45
9.11.	Interpretation	45
EXHIBIT A	Form of Shareholder Agreement
EXHIBIT A1	List of Shareholders
EXHIBIT B	Form of Company Affiliates Agreement
EXHIBIT C	Form of Non-Competition Agreement
EXHIBIT C1	List of Persons signing Non-Competition Agreements
EXHIBIT D	Form of Agreement to Merge
EXHIBIT E	Form of Severance Agreement
Disclosure Schedule

ii

        AGREEMENT AND PLAN OF MERGER, dated as of April 25, 2002 (this "Agreement"), by and among First National Bank, a national banking association with its principal place of business in San Diego, California (the "Company"), First Community Bancorp, a California corporation ("Parent") and Rancho Santa Fe National Bank, a national banking association ("Parent Bank").

RECITALS

        A.    The Company.    The Company is a national banking association having its principal place of business in San Diego, California.

        B.    Parent.    Parent is a California corporation, having its principal place of business in Rancho Santa Fe, California.

        C.    Parent Bank.    Parent Bank is a national banking association, all of the outstanding capital stock of which is owned by Parent.

        D.    Intentions of the Parties.    It is the intention of the parties to this Agreement that the business combination contemplated hereby be accounted for under the purchase accounting method and be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        E.    Board Action.    The respective Boards of Directors of each of Parent, Parent Bank and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein.

        F.    Shareholder Agreements.    As a condition to, and simultaneously with, the execution of this Agreement, each of the Persons listed on Exhibit A1 hereto (each, a "Shareholder") is entering into an agreement, in the form of Exhibit A hereto, (collectively, the "Shareholder Agreements") pursuant to which they have agreed, among other things, to vote their shares in favor of this Agreement and the Merger.

        G.    Non-Competition Agreements.    As a condition to, and simultaneously with, the execution of this Agreement each of the Persons listed on Exhibit C1 hereto are entering into non-competition agreements with Parent in the form of Exhibit C, hereto (collectively, the "Non-Competition Agreements").

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        1.01.    Certain Definitions.    The following terms are used in this Agreement with the meanings set forth below:

        "Acquisition Proposal" has the meaning set forth in Section 6.07.

        "Adjusted Shareholders' Equity" has the meaning set forth in Section 7.03(e).

        "Advisory Director" means a director on the Company's Board of Advisors.

        "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

        "Agreement of Merger" has the meaning set forth in Section 2.01(b).

        "ALL" has the meaning set forth in Section 5.03(t).

        "Bank Insurance Fund" means the Bank Insurance Fund maintained by the FDIC.

        "Bank Merger Act" means the Bank Merger Act, as amended.

        "Bank Secrecy Act" means the Currency and Foreign Transaction Reporting Act (31 U.S.C Section 5311 et seq.) as amended.

        "Benefit Plans" has the meaning set forth in Section 5.03(m).

        "BHC Act" means the Bank Holding Company Act of 1956, as amended.

        "Business Combination" has the meaning set forth in Section 3.07.

        "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

        "California Secretary" means the California Secretary of State.

        "Cash Election" has the meaning set forth in Section 3.03.

        "Cash Proration Factor" has the meaning set forth in Section 3.03.

        "CGCL" means the California General Corporation Law.

        "Closing Financial Statements" has the meaning set forth in Section 7.03.

        "Closing Price" has the meaning set forth in Section 3.03.

        "Code" has the meaning set forth in the recitals to this Agreement.

        "Combination Cash Election" has the meaning set forth in Section 3.03.

        "Combination Stock Election" has the meaning set fort in Section 3.03.

        "Commissioner" means the California Commissioner of Financial Institutions.

        "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

        "Company" has the meaning set forth in the preamble to this Agreement.

        "Company Affiliates" has the meaning set forth in Section 6.06.

        "Company Articles" means the Articles of Association of the Company, as amended.

        "Company Board" means the Board of Directors of the Company.

        "Company By-Laws" means the By-Laws of the Company.

        "Company Common Stock" means the common stock, par value $1.00 per share, of the Company.

        "Company Loan Property" has the meaning set forth in Section 5.03(o).

        "Company Meeting" has the meaning set forth in Section 6.02.

        "Company OCC Agreement" means the written agreement, dated as of January 18, 2001, between the Company and the OCC.

        "Company Preferred Stock" means the Series A Convertible Preferred Stock, par value $1.00 per share, of the Company.

        "Company Stock" means the Company Common Stock and the Company Preferred Stock.

        "Company Stock Options" means the options to acquire Company Common Stock issued under the Company's Stock Option Plan.

        "Costs" has the meaning set forth in Section 6.11(a).

        "Derivatives Contract" has the meaning set forth in Section 5.03(q).

        "Determination Date" shall mean the date on which the last required approval of a Governmental Entity is obtained with respect to the Merger, without regard to any requisite waiting period.

        "Disclosure Schedule" has the meaning set forth in Section 5.01.

        "Diligence Ending Time" has the meaning set forth in Section 6.25.

        "Diligence Check" has the meaning set forth in Section 6.26.

        "Diligence Fee" has the meaning set forth in Section 6.26.

        "Dissenters' Shares" means shares of Company Stock held by a Company shareholder with respect to which such shareholder, in accordance with the National Bank Act, perfects such shareholder's right to dissent to the Merger.

        "Dissenting Shareholder" means any holder of Dissenters' Shares.

        "Due Diligence Request List" means the list, previously provided by Parent to the Company, containing information requested of the Company by Parent.

        "Effective Date" has the meaning set forth in Section 2.02.

        "Effective Time" has the meaning set forth in Section 2.02.

        "Election" has the meaning set forth in Section 3.03.

        "Election Deadline" has the meaning set forth in Section 3.03.

        "Election Form" has the meaning set forth in Section 3.03

        "Election Form Record Date" has the meaning set forth in Section 3.03.

        "Eligible Participant" has the meaning set forth in Section 6.21.

        "Employees" has the meaning set forth in Section 5.03(m).

        "Environmental Laws" has the meaning set forth in Section 5.03(o).

        "Equal Credit Act" means the Equal Credit Act (15 U.S.C. Section 1691 et seq.) as amended.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" has the meaning set forth in Section 5.03(m).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Exchange Agent" has the meaning set forth in Section 3.03(a).

        "Exchange Fund" has the meaning set forth in Section 3.06(a).

        "Exchange Ratio" has the meaning set forth in Section 3.02.

        "Fair Housing Act" means the Fair Housing Act (420 U.S.C. Section 3601, et seq.), as amended.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "Federal Reserve Act" means the Federal Reserve Act, as amended.

        "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

        "Floor Price" means $19.97 per share of Parent Common Stock, as quoted on Nasdaq.

        "GAAP" means generally accepted accounting principles.

        "GTB" means the Company's wholly owned subsidiary, Generations Trust Bank, N.A.

        "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

        "GTB Transaction" has the meaning set forth in Section 4.01(a).

        "Hazardous Substance" has the meaning set forth in Section 5.03(o).

        "Home Mortgage Disclosure Act" means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

        "Indemnified Party" has the meaning set forth in Section 6.11(a).

        "Insurance Amount" has the meaning set forth in Section 6.11(b).

        "Insurance Policies" has the meaning set forth in Section 5.03(s).

        "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

        "Mailing Date" has the meaning set forth in Section 3.03.

        "Material Adverse Effect" means, with respect to Parent or the Company any effect that (i) is material and adverse to the financial position, results of operations, business or prospects of Parent and its Subsidiaries taken as a whole or the Company, as the case may be, or (ii) would materially impair the ability of either Parent or the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally, (d) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP and (e) with respect to the Company the effects of any action or omission taken with the prior consent of Parent.

        "Measuring Date" has the meaning set forth in Section 7.03(e)

        "Merger" has the meaning set forth in Section 2.01(a).

        "Merger Consideration" has the meaning set forth in Section 2.01(a).

        "Minimum Percentage" has the meaning set forth in Section 3.03(c).

        "Nasdaq" means The Nasdaq Stock Market, Inc.'s National Market System.

        "National Bank Act" means the National Bank Act, as amended.

        "National Labor Relations Act" means the National Labor Relations Act, as amended.

        "Non-Competition Agreements" has the meaning set forth in the recitals to this Agreement.

        "OCC" means the Office of the Comptroller of the Currency.

        "Parent Articles" means the Articles of Incorporation of Parent, as amended.

        "Parent Bank" has the meaning set forth in the preamble to this Agreement.

        "Parent Bank Board" means the Board of Directors of Parent Bank.

        "Parent Bank Stock" means the stock, par value $2.50 per share, of Parent Bank.

        "Parent Board" means the Board of Directors of Parent.

        "Parent By-Laws" means the By-Laws of Parent.

        "Parent Common Stock" means the common stock, no par value per share, of Parent.

        "Parent Loan Property" has the meaning set forth in Section 5.04(j).

        "Parent Meeting" has the meaning set forth in Section 6.02.

        "Pension Plan" has the meaning set forth in Section 5.03(m).

        "Per Share Cash Consideration" has the meaning set forth in Section 3.02.

        "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

        "Proxy Statement" has the meaning set forth in Section 6.03(a).

        "Registration Statement" has the meaning set forth in Section 6.03(a).

        "Regulatory Authorities" has the meaning set forth in Section 5.03(i).

        "Regulatory Filings" has the meaning set forth in Section 5.03(g).

        "Replacement Option" has the meaning set forth in Section 6.21.

        "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person; provided, however, that Rights does not include any Company Stock Options.

        "SEC" means the United States Securities and Exchange Commission.

        "SEC Documents" has the meaning set forth in Section 5.04(g).

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Senior Employee" has the meaning set forth in Section 6.27.

        "Shareholder" has the meaning set forth in the recitals to this Agreement.

        "Shareholder Agreements" has the meaning set forth in the recitals to this Agreement.

        "Stock Amount" has the meaning set forth in Section 3.03.

        "Stock Election" has the meaning set forth in Section 3.03.

        "Stock Option Plan" means the Company's 1998 Incentive Stock Option Plan and Nonqualified Stock Option Plan, as amended.

        "Stock Proration Factor" has the meaning set forth in Section 3.03.

        "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X of the SEC.

        "Surviving Bank" has the meaning set forth in Section 2.01(a).

        "Tax" and "Taxes" mean all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, imposed on the income, properties or operations of the Company or its Subsidiary by any taxing authority whether arising before, on or after the Effective Date, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

        "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed on or before the Effective Date with respect to any Taxes of the Company.

        "Termination Fee" has the meaning set forth in Section 8.02.

        "Treasury Shares" shall mean shares of Company Stock held by the Company or by Parent or any of its Subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

        "Trust Instruments" has the meaning set forth in Section 5.03(u).

        "Trust Relationships" has the meaning set forth in Section 5.03(u).

        "Undesignated Shares" has the meaning set forth in Section 3.03.

        "USA Patriot Act" means the USA Patriot Act (Pub. L. No. 107-56).

ARTICLE II

THE MERGER

        2.01.    The Merger    (a) The Combination. At the Effective Time, the Company shall merge with and into Parent Bank (the "Merger"), the separate corporate existence of the Company shall cease and Parent Bank shall survive and continue to exist as a bank, organized under the laws of the United States (Parent Bank, as the Surviving Bank in the Merger, sometimes being referred to herein as the "Surviving Bank"). Parent may, at any time prior to the Effective Time (including, to the extent permitted by applicable law, after the Company's shareholders have approved this Agreement), change the method of effecting the combination of Parent Bank with the Company (including, without limitation, the provisions of this Article 2 and including, without limitation, by electing not to merge the Company with any of its existing Subsidiaries, but rather with a merger subsidiary of Parent) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Company Stock as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of the Company's shareholders as a result of receiving the Merger Consideration, (iii) impede or delay consummation of the transactions contemplated by this Agreement or (iv) otherwise be materially prejudicial to the interests of the shareholders of the Company.

        (b)    Filings.    Subject to the satisfaction or waiver of the conditions set forth in Article 7, the Merger shall become effective upon the Effective Date, as specified in the notice filed with the OCC in accordance with OCC regulations. Prior to or contemporaneously with the filing of such notice, an executed agreement of merger ("Agreement of Merger") in form acceptable to the OCC shall be filed pending occurrence of the Effective Date.

        (c)    Articles of Association and By-Laws.    The articles of association and by-laws of the Surviving Bank immediately after the Merger shall be those of Parent Bank as in effect immediately prior to the Effective Time.

        (d)    Directors and Officers of the Surviving Bank.    The directors and officers of Parent Bank immediately after the Merger shall be the directors and officers of Parent Bank immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

        (e)    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in 12 U.S.C. §215a, including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank.

        2.02.    Effective Date and Effective Time.    Subject to the satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause the filings contemplated by Section 2.01 to be made (i) no later than the third Business Day after such satisfaction or waiver or (ii) such other date to which the parties may agree in writing. The Merger provided for herein shall become effective upon such filing or filings or on such date as may be specified therein in accordance with OCC regulations. The date of such effectiveness is herein called the "Effective Date". The "Effective Time" of the Merger shall be the time as set forth in such filing.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

        3.01.    Effect on Capital Stock.    Subject to the other provisions of this Article 3, at the Effective Time of the Merger, by virtue of the Merger and without any additional action on the part of the holders of shares of Parent Common Stock and Parent Bank Stock:

        (a)    Parent Common Stock.    Each share of Parent Common Stock, issued and outstanding immediately prior to the Effective Time of the Merger shall remain an issued and outstanding share of common stock of Parent, and shall not be affected by the Merger;

        (b)    Parent Bank Stock.    Each share of Parent Bank Stock, issued and outstanding immediately prior to the Effective Time of the Merger shall remain an issued and outstanding share of common stock of the Surviving Bank, and shall not be affected by the Merger;

        (c)    Company Common Stock.    Each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time of the Merger (other than Dissenters' Shares and Treasury Shares, as defined below) shall be converted into the right to receive Parent Common Stock or cash as provided in Section 3.02(a);

        (d)    Company Preferred Stock.    Each share of Company Preferred Stock, issued and outstanding immediately prior to the Effective Time of the Merger (other than shares of Dissenters' Shares and Treasury Shares, as defined below) shall be converted into the right to receive Parent Common Stock or cash as provided in Section 3.02(a);

        (e)    Dissenter's Shares.    All shares of Company Stock that are "dissenting shares" within the meaning of 12 U.S.C. 215a ("Dissenters' Shares") shall not be converted into or represent a right to receive Parent Common Stock or cash hereunder unless and until such shares have lost their status as dissenting shares under 12 U.S.C. 215a, at which time such shares shall either be converted into cash or Parent Common Stock pursuant to Section 3.08; and

        (f)    Cancellation of Certain Shares.    Any shares of Company Stock held by Parent (or any of its Subsidiaries) or by the Company, other than those held in a fiduciary capacity or as a result of debts previously contracted ("Treasury Shares"), shall be canceled and retired at the Effective Time of the Merger and no consideration shall be issued in exchange therefore.

        3.02.    Conversion of Company Stock.

        (a)  Subject to the other provisions of this Article 3, each share of Company Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than Dissenters' Shares and

Treasury Shares) shall, by virtue of the Merger, be converted into the right to receive, at the election of the holder thereof as provided in Section 3.03, either:

          (i)    0.5008 of a share of Parent Common Stock (the "Exchange Ratio"); or

          (ii)  cash in the amount of $10.00 (such amount, the "Per Share Cash Consideration");

        (b)  At the Effective Time of the Merger, the stock transfer books of the Company shall be closed as to holders of Company Stock immediately prior to the Effective Time of the Merger and no transfer of Company Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time of the Merger, certificates are properly presented in accordance with Article 3 of this Agreement to the Exchange Agent (as defined in Section 3.03), such certificates shall be canceled and exchanged for certificates representing the number of whole shares of Parent Common Stock, if any, and/or a check representing the amount of cash, if any, into which the Company Stock represented thereby was converted in the Merger, plus any payment for a fractional share of Parent Common Stock.

        3.03.    Election and Proration Procedures.

        (a)    Election Forms and Types of Elections.    An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Company Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent selected by Parent (the "Exchange Agent")) in such form as designated by Parent (the "Election Form") shall be mailed no less than forty days prior to the Effective Time of the Merger or on such other date as Parent and the Company shall mutually agree (the "Mailing Date") to each holder of record of Company Stock as of a date which is at least five Business Days prior to the Mailing Date (the "Election Form Record Date"). Parent shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Company Stock after the Election Form Record Date and prior to the Election Deadline (as defined herein), and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an "Election") to receive either (i) Parent Common Stock (a "Stock Election") with respect to all of such holder's Company Stock, or (ii) cash (a "Cash Election") with respect to all of such holder's Company Stock, or (iii) Parent Common Stock in exchange for a specified number of shares of Company Stock (a "Combination Stock Election") and cash in exchange for a specified number of shares of Company Stock (a "Combination Cash Election"). Any Company Stock (other than Dissenters' Shares or Treasury Shares) with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form received prior to the Election Deadline shall be deemed to be "Undesignated Shares" hereunder.

        (b)    Proper and Timely Election.    Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 P.M. on the later of the 30th day following the Mailing Date or such other time and date as the Company and Parent may mutually agree (the "Election Deadline"). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Company Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Company Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and

Parent shall cause the certificates representing such shares of Company Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Parent and Company required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

        (c)    Payment and Proration.    As promptly as practicable but not later than five Business Days after the Effective Time of the Merger, Parent shall cause the Exchange Agent to effect the allocation among the holders of Company Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

          (i)    if the aggregate number of shares of Company Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made results in the issuance of 2,762,662 shares of Parent Common Stock (the "Stock Amount") in exchange for shares of Company Stock (assuming all other shares of Company Stock other than Treasury Shares receive the Per Share Cash Consideration), then:

            (A)  Each holder of Company Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of Parent Common Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Company Stock covered by such Stock Election or Combination Stock Election; and

            (B)  Each holder of Company Stock who made an effective Cash Election or Combination Cash Election, and each holder of Undesignated Shares shall receive the Per Share Cash Consideration.

          (ii)  if the aggregate number of shares of Company Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made exceeds, and is not approximately equal to the Stock Amount (assuming all other shares of Company Stock other than Treasury Shares receive the Per Share Cash Consideration), then:

            (A)  Each holder of Company Stock who made an effective Cash Election or Combination Cash Election shall receive the Per Share Cash Consideration;

            (B)  All Undesignated Shares shall be deemed to have made Cash Elections; and

            (C)  A stock proration factor (the "Stock Proration Factor") shall be determined by dividing (1) the Stock Amount by (2) the number of shares of Parent Common Stock which would be issued based on the product of the Exchange Ratio and the number of shares of Company Stock with respect to which effective Stock Elections and Combination Stock Elections were made. Each holder of Company Stock who made an effective Stock Election or Combination Stock Election shall be entitled to:

              (I)  the number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Company Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor, and

              (II)  cash in an amount equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of Company Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.

          (iii)  if the aggregate number of shares of Company Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made shall be less than the Stock Amount (assuming all other shares of Company Stock other than Treasury Shares receive the Per Share Cash Consideration), then:

            (A)  Each holder of Company Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of Parent Common Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Company Stock covered by such Stock Election or Combination Stock Election;

            (B)  The Exchange Agent shall select by lot such number of holders of Undesignated Shares (other than holders of Undesignated Shares who voted against the Merger or gave notice in writing that the holder dissents as required by 12 U.S.C. 215a prior to the meeting of shareholders to be held pursuant to Section 6.02) to receive Parent Common Stock as shall be necessary so that the shares of Parent Common Stock to be received by those holders, when combined with the number of shares for which a Stock Election or Combination Stock Election has been made shall be equal to the Stock Amount. If all of said Undesignated Shares plus all shares as to which Stock Elections and Combination Stock Elections have been made together are less than, and not approximately equal to, the Stock Amount, then:

            (C)  A cash proration factor (the "Cash Proration Factor") shall be determined by dividing (1) the amount which is the difference between (x) the Stock Amount and (y) the number of shares of Parent Common Stock which would be issued based on the product of the Exchange Ratio and the sum of the number of shares of Company Stock with respect to which effective Stock Elections and Combination Stock Elections were made and the number of Undesignated Shares selected pursuant to subparagraph (ii)(B) above by (2) the product of the Exchange Ratio and the number of shares of Company Stock with respect to which effective Cash Elections and Combination Cash Elections were made. Each holder of Company Stock who made an effective Cash Election or Combination Cash Election shall be entitled to:

              (I)  cash equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of Company Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) one minus the Cash Proration Factor, and

              (II)  the number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Company Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the Cash Proration Factor.

          (iv)  Notwithstanding any other provision of this Agreement, if after applying the allocation rules set forth in the preceding subsections of this Section 3.03, the aggregate value of the Parent Common Stock that would be issued pursuant to the Merger (valued at the closing price (excluding after-market trading) of Parent Common Stock on the date on which the Effective Time of the Merger occurs (the "Closing Price")) is less than 45% of the aggregate value of the total consideration (which total consideration shall include cash paid or anticipated to be paid to Dissenting Shareholders) to be paid in exchange for Company Stock (the "Minimum Percentage"), Parent shall be authorized to reallocate, in good faith and in such a manner as it reasonably determines to be fair and equitable, shares of Parent Common Stock and cash among the holders of Company Stock, or to vary the number of shares of Parent Common Stock to be issued in the Merger, in a manner such that the number of shares of Parent Common Stock to be issued in the Merger shall not be less than the Stock Amount and such Stock Amount shall not represent less than the Minimum Percentage.

        (d)    Calculations.    Any calculation of a portion of a share of Parent Common Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent. For purposes of this Section 3.03, the shares of Parent Common Stock issued for Company Stock as consideration in the Merger shall be deemed to be "approximately equal" to the Stock Amount if such number is within 1,000 shares of Parent Common Stock of such amount.

        3.04.    Rights as Shareholders; Stock Transfers.    At the Effective Time, holders of Company Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the consideration provided under this Article 3. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Bank of shares of Company Stock.

        3.05.    No Fractional Shares.    Notwithstanding any other provision hereof, no fractional shares of Parent Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger; instead, Parent shall pay to each holder of Company Stock who would otherwise be entitled to a fractional share of Parent Common Stock (after taking into account all certificates of Company Stock delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the Closing Price. No holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share of Parent Common Stock.

        3.06.    Exchange Procedures.    (a) Exchange Agent. No later than the Effective Time of the Merger, Parent shall deposit with the Exchange Agent the number of shares of Parent Common Stock issuable in the Merger and the amount of cash payable in the Merger (the "Exchange Fund"). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

        (b)    Exchange of Certificates and Cash.    After completion of the allocation procedure set forth in Section 3.03, each holder of a certificate formerly representing Company Stock (other than Dissenters' Shares or Treasury Shares) who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials included in or required by the Election Form, to the Exchange Agent shall, upon acceptance thereof be entitled to a certificate representing Parent Common Stock and/or cash into which the shares of Company Stock shall have been converted pursuant hereto, as well as cash in lieu of any fractional shares of Parent Common Stock to which such holder would otherwise be entitled. The Exchange Agent shall accept such Company certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.06, each certificate representing Company Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive cash and/or Parent Common Stock, as the case may be, upon such surrender. Parent shall not be obligated to deliver the consideration to which any former holder of Company Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing such shares of Company Stock for exchange as provided in this Article 3. If any certificate for shares of Company Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

        (c)    Affiliates.    Certificates surrendered for exchange by any person constituting an "affiliate" of Parent for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged for certificates representing whole shares of Parent Common Stock until Parent has received a written agreement from such person as provided in Section 6.06.

        (d)    No Liability.    Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (e)    Voting and Dividends.    Former shareholders of record of the Company shall not be entitled to vote after the Effective Time of the Merger at any meeting of Parent shareholders until such holders have exchanged their certificates representing Company Stock for certificates representing Parent Common Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of this Section 3.06, each certificate theretofore representing shares of Company Stock (other than Dissenters' Shares and Treasury Shares) shall from and after the Effective Time of the Merger represent for all purposes only the right to receive shares of Parent Common Stock, cash in lieu of fractional shares and/or cash, as set forth in this Agreement. No dividends or other distributions declared or made after the Effective Time of the Merger with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate of Company Stock with respect to the shares of Parent Common Stock represented thereby, until the holder of such certificate of Company Stock shall surrender such certificate. Subject to the effect of applicable laws, following surrender of any such certificates of Company Stock for which shares of Parent Common Stock are to be issued, there shall be paid to the holder of the certificates without interest, (i) the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.05 and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

        (f)    Unclaimed Portion of Exchange Fund.    Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this Article 3 shall thereafter look only to Parent for payment of the shares of Parent Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Parent Common Stock deliverable in respect of each share of Company Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

        (g)    Withholding Rights.    Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

        3.07.    Anti-Dilution Provisions.    In the event Parent or the Company changes (or establishes a record date for changing) the number of shares of Parent Common Stock or Company Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Parent Common Stock or Company Stock, as the case may be, and the record date therefore shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted. If, between the date hereof and the Effective Time, Parent shall merge, be acquired or consolidate with, by or into any other corporation (a "Business Combination")

and the terms thereof shall provide that Parent Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that shareholders of the Company who would be entitled to receive shares of Parent Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Parent Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Parent Common Stock (provided that nothing herein shall be construed so as to release the acquiring entity in any such Business Combination from its obligations under this Agreement as the successor to Parent).

        3.08.    Dissenters' Rights.    (a) Any Dissenting Shareholder who shall be entitled to be paid the value of such shareholder's shares of Company Stock, as provided in 12 U.S.C. 215a, shall not be entitled to the Merger Consideration in respect thereof provided for under Section 3.01 unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder's right to dissent from the Merger under the National Bank Act, and shall be entitled to receive only the payment provided for by 12 U.S.C. 215a with respect to such Dissenters' Shares.

        (b)  If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, each share of Company Stock of such Dissenting Shareholder shall be deemed to be an Undesignated Share and shall be converted at Parent's discretion into the right to receive the Per Share Cash Consideration or such number of shares of Parent Common Stock calculated pursuant to Subsection 3.03(c)(iii) by Parent to be necessary or appropriate to preserve the status of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE IV

ACTIONS PENDING ACQUISITION

        4.01.    Forebearances of the Company.    From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Parent, the Company will not and will cause each of its Subsidiaries not to:

        (a)    Ordinary Course.    Except as set forth in Schedule 4.01(a) of the Disclosure Schedule, and pursuant to the terms of Section 6.17 hereof, conduct the business of the Company other than in the ordinary and usual course or fail to use its best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, take any action that would adversely affect or delay the ability of the Company, Parent or any Subsidiaries of Parent to perform any of their obligations on a timely basis under this Agreement, or take any action that would be reasonably likely to have a Material Adverse Effect on the Company. Notwithstanding anything to the contrary, the Company shall be entitled to sell all or substantially all of the trust and fiduciary assets of GTB and the Company to a third party (the "GTB Transaction"), provided that Parent shall be entitled to review in advance of the execution thereof the final, written terms and agreement for the GTB Transaction and neither the Company nor GBT shall proceed with the GTB Transaction or execute any definitive agreement therefor without the prior consent of Parent. The Company shall not enter into any Item Processing Services Agreement between Union Bank of California and the Company or any similar agreement without prior written consent of Parent.

        (b)    Capital Stock.    Other than pursuant to the Rights and Company Stock Options set forth in Schedule 4.01(b) of the Disclosure Schedule and outstanding on the date hereof (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional shares of stock to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights. Notwithstanding the foregoing, the Company shall be entitled to amend any agreements existing prior to the date hereof covering such Rights which are outstanding and exercisable (as of the date hereof or pursuant to the terms of this Agreement) to provide for the cashless exercise of such Rights, provided, that no other material provisions of such agreements are amended except to the extent necessary to effectuate such cashless exercise provision.

        (c)    Dividends; Etc.    (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

        (d)    Compensation; Employment Agreements; Etc.    Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 5%, (ii) for other changes that are required by applicable law, (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of the Disclosure Schedule, (iv) for grants of awards to newly hired employees consistent with past practice, or (v) notwithstanding anything listed on Schedule 5.03(m)(vii) to the Disclosure Schedule, make any payments that could be categorized a "parachute payment" (as described in Section 5.03(m)(vii)). The Company shall not terminate the employment of any Senior Employee without the prior consent of Parent.

        (e)    Hiring.    Hire any person as an employee of the Company or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(e) of the Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company, other than any person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $50,000.

        (f)    Benefit Plans.    Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(f) of the Disclosure Schedule) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of the Company or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

        (g)    Dispositions.    Except as set forth in Schedule 4.01(g) of the Disclosure Schedule, as permitted by Section 4.01(a) and in accordance with Section 6.17, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that, together with all other such transactions, is not material to the Company.

        (h)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company.

        (i)    Capital Expenditures.    Except as set forth in Schedule 4.01(i) of the Disclosure Schedule, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $20,000 individually or $100,000 in the aggregate.

        (j)    Governing Documents.    Amend the Company Articles or Company By-Laws or amend the charter or other organizational documents of any Subsidiary of the Company.

        (k)    Accounting Methods.    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

        (l)    Contracts.    Except as set forth in Schedule 4.01(l) of the Disclosure Schedule, as permitted under Section 4.01(a) or in accordance with Section 6.16, enter into, renew or terminate, or make any payment not then required under, any contract or agreement that calls for aggregate annual payments of $25,000 or more and which is not terminable at will or with 60 days or less notice without payment of a premium or penalty, other than loans and other transactions made in the ordinary course of the banking business.

        (m)    Claims.    Enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by the Company or any of its Subsidiaries of an amount, individually or for all such settlements, that is material to the Company and/or would impose any material restriction on the business of the Surviving Bank or create precedent for claims that are reasonably likely to be material to the Company.

        (n)    Adverse Actions.    (a) Take any action which could result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the

Effective Time, (ii) any of the conditions to the Merger set forth in Article 7 not being satisfied or (iii) a material violation of any provision of this Agreement except as may be required by applicable law or regulation.

        (o)    Risk Management.    Except as required by applicable law or regulation or the OCC, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

        (p)    Indebtedness.    Incur any indebtedness for borrowed money (other than deposits, Federal Funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

        (q)    Loans.    Make any loan, loan commitment or renewal or extension thereof to any Person which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made to such Person and any affiliate or immediate family member of such Person, exceed $500,000 (or $1,000,000 in the case of renewals of existing, passed rated credit) without submitting complete loan package information to the chief credit officer of Parent for review with a right of comment at least two full Business Days prior to taking such action.

        (r)    Investments.    (i) Other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $500,000 or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person or (ii) other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of two years or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, the Company may purchase investment securities if, within five Business Days after the Company requests in writing (which shall describe in detail the investment securities to be purchased and the price thereof) that Parent consent to making of any such purchase, Parent has approved such request in writing or has not responded in writing to such request.

        (s)    Taxes.    Take any action which would materially adversely affect the tax position of the Company or its successor after the Merger.

        (t)    Commitments.    Agree or commit to do any of the foregoing.

        4.02.    Forebearances of Parent.    From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, Parent will not, and will cause each of its Subsidiaries not to:

        (a)    Ordinary Course.    Take any action reasonably likely to have an adverse effect on Parent's ability to perform any of its material obligations under this Agreement.

        (b)    Adverse Actions.    Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article 7 not being satisfied or (iii) a material violation of any provision of this Agreement except as may be required by applicable law or regulation.

        (c)    Commitments.    Agree or commit to do any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        5.01.    Disclosure Schedules.    At least three Business Days prior to the date hereof, the Company shall have delivered to Parent a schedule (the "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Article 4. Items listed on the Disclosure Schedule shall only be considered exceptions to the specific Sections for which such item is scheduled.

        5.02.    Standard.    No representation or warranty of the Company, Parent or Parent Bank contained in Sections 5.03 or 5.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

        5.03.    Representations and Warranties of the Company.    Subject to Sections 5.01 and 5.02 and except as set forth in the Disclosure Schedule with respect to a particular Section, the Company hereby represents and warrants to Parent and Parent Bank:

        (a)    Organization, Standing and Authority.    The Company is a nationally chartered banking association. The Company is duly licensed by the OCC as a commercial bank and its deposits are insured by the FDIC through the Bank Insurance Fund in the manner and to the fullest extent provided by law. GTB is a wholly owned subsidiary of the Company and a national banking association. GTB is duly licensed by the OCC to engage in trust activities. The Company and each Subsidiary of the Company is duly qualified to do business in the State of California and any other foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

        (b)    Company Capital Stock.    As of the date hereof, the authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock, of which 9,982,298 shares are issued and outstanding (which amount includes certain Bank of Southern California shares of common stock convertible into 19,300 shares of Company Common Stock and 139,260 shares of Company Common Stock issued on March 31, 2002 as a result of a dividend on the Company Preferred Stock), and 5,000,000 shares of preferred stock, of which 1,412,202 shares of Company Preferred Stock are issued and outstanding. As of the date hereof, no shares of the Company Stock were held in treasury by the Company or otherwise owned by the Company. The outstanding shares of Company Stock have been duly authorized and are validly issued and outstanding, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Section 5.03(b) of the Disclosure Schedule sets forth for each Company Stock Option the name of the grantee, the date of the grant, the expiration date of such Company Stock Options, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Stock subject to each option, the number and type of shares subject to options that are currently exercisable and the exercise price per share. Section 5.03(b) of the Disclosure Schedule sets forth for each outstanding Right the name of the holder of the Right, the number of shares of Company Stock subject to such Right, the number and type of shares subject to such Right and the exercise price per share. Except as set forth in this Section 5.03(b), as of the date hereof, there are no shares of Company Stock authorized and reserved for issuance, the Company does not have any Rights issued or outstanding with respect to

Company Stock, and the Company does not have any commitment to authorize, issue or sell any Company Stock or Rights, except pursuant to this Agreement. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. The Company Preferred Stock, without any action on the part of a holder of Company Preferred Stock, is not automatically convertible into Company Common Stock as a result of the Merger and the transactions contemplated hereby.

        (c)    Subsidiaries.

          (i)    Other than GTB, Bankshares Service Corporation, and F.N. Financial Services, the Company has no Subsidiaries. Each Subsidiary is a wholly owned Subsidiary of the Company.

          (ii)  The Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind.

        (d)    Corporate Power.    The Company and each Subsidiary of the Company has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has the corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

        (e)    Corporate Authority.    As of the date hereof, with respect to each of clauses (i), (ii) and (iii) below, the Company's board of directors, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement the Merger and (iii) recommended that its shareholders approve this Agreement and the Merger and that such matter be submitted for consideration by its shareholders at a meeting of such shareholders. The Company has duly executed and delivered this Agreement and this Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The Company Board has received the written opinion of Keefe, Bruyette & Woods, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the holders of Company Stock from a financial point of view.

        (f)    Regulatory Approvals; No Violations.    (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any Subsidiary of the Company in connection with the execution, delivery or performance by the Company of this Agreement or to consummate the Merger except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC, the OCC and any other Regulatory Authority, as may be required (including as may be required under the Company OCC Agreement), (B) filings with state securities authorities and (C) the approval of this Agreement by the holders of two-thirds of the outstanding shares of the Company Stock, voting as a single class on an as-converted basis. As of the date hereof, the Company is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

          (ii)  Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries or any of its respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of association or by-laws (or similar governing documents) of the Company or any of its Subsidiaries or (C) subject to any requirements or conditions as a result of the Company OCC Agreement, require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

        (g)    Financial Reports; Undisclosed Liabilities.    (i) The consolidated balance sheet of the Company as of December 31, 2001, and the related consolidated statements of income, cash flow and changes in financial position of the Company for the three years then ended, audited by KPMG, LLP, fairly present the financial position of the Company and its Subsidiaries as of such dates and the results of the operations of the Company for the periods then ended, all in accordance with GAAP consistently applied (or in accordance with regulatory accounting principles to the extent different from GAAP and required by a Regulatory Authority to which the Company is subject). The books and records of the Company have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

          (ii)  The Company and each Subsidiary of the Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2001 with (A) the FDIC (in the case of any Subsidiary of the Company, if applicable) and (B) any other Regulatory Authority (collectively, the "Regulatory Filings") and all other material report and statements required to be filed by it since December 31, 1999, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States and the rules and regulations of the FDIC and any other Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Agency with which they were filed.

          (iii)  Since December 31, 2001, the Company has not incurred any liability other than in the ordinary course of business consistent with past practice.

          (iv)  Since December 31, 2001, (A) the Company and each Subsidiary of the Company has conducted its business in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or could be reasonably likely to have a Material Adverse Effect with respect to the Company.

        (h)    Litigation.    Except as set forth on Schedule 5.03(h) to the Disclosure Schedule, no litigation, claim or other proceeding before any court or governmental agency is pending against the Company or any of its Subsidiaries and, to the Company's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

        (i)    Regulatory Matters.    (i) Except as set forth on Schedule 5.03(i) to the Disclosure Schedule, neither the Company nor any Subsidiary of the Company is, directly or indirectly, party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FDIC) or the supervision or regulation of it (collectively, the "Regulatory Authorities"). The Company has paid all assessments made or imposed by any Regulatory Authority.

          (ii)  Neither the Company nor any Subsidiary of the Company has been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Regulatory

  Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

        (j)    Compliance With Laws.    Except as set forth on Schedule 5.03(j) to the Disclosure Schedule, the Company and each Subsidiary of the Company:

          (i)    is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

          (ii)  has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened; and

          (iii)  has received, since December 31, 1999, no notification or communication from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company's knowledge, do any grounds for any of the foregoing exist).

        (k)    Material Contracts; Defaults.    Except as set forth on Schedule 5.03(k) to the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that materially restricts the conduct of business by the Company. Except as set forth on Schedule 5.03(k) to the Disclosure Schedule, neither the Company nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Company or any of its Subsidiaries is currently outstanding. Schedule 5.03(k) of the Disclosure Schedule also sets forth a true and complete list of all third party consents or waivers required to be obtained so as not to be in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which the Company or any of its Subsidiaries is a party as a result of the transaction contemplated hereby.

        (l)    No Brokers.    No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, except as set forth in Schedule 5.03(l) to the Disclosure Schedule.

        (m)    Employee Benefit Plans.    (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company (the "Employees") and current or former directors of the Company or any of its Subsidiaries including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans"), are set forth in Schedule 5.03(m) to the Disclosure Schedule. True and complete copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto have been provided or made available to Parent.

          (ii)  All Benefits Plans, to the extent subject to ERISA, are in substantial compliance with ERISA. Except as set forth on Schedule 5.03(m)(ii) to the Disclosure Schedule, each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code does so qualify, and the Company has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, and neither the Company nor any of its Subsidiaries is aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no material pending or threatened litigation relating to the Benefits Plans. Neither Company nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

          (iii)  No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or the single-employer plan of any entity which is considered one employer with the Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company nor any of its Subsidiaries has incurred, and nor does it expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

          (iv)  All contributions required to be made under the terms of any Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, nor is it required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (v)  Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

          (vi)  Neither Company nor or any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan. The Company or any of its Subsidiaries, as the case may be, may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

          (vii) Except as set forth on Schedule 5.03(m)(vii) to the Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the transactions contemplated by this Agreement will (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. Schedule 5.03(m)(vii) to the Disclosure Schedule categorizes any such exceptions according to the categories above and sets forth the amounts of any such payments to the persons listed thereon.

        (n)    Labor Matters.    Neither the Company nor any Subsidiary of the Company is a party to nor bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any Subsidiary of the Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or, to the Company's knowledge, threatened, nor is the Company or any Subsidiary of the Company aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

        (o)    Environmental Matters.    (i) The Company and each Subsidiary of the Company has complied at all times with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently or formerly owned or operated by the Company or any Subsidiary of the Company, or any property in which the Company or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role ("Company Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance that could reasonably be expected to result in liability to the Company or any of its Subsidiaries arising out of any Environmental Law; (iii) neither the Company nor any Subsidiary of the Company could be deemed the owner or operator of any Company Loan Property under any Environmental Law which such Company Loan Property has been contaminated with, or has had any release of, any Hazardous Substance; (iv) neither the Company nor any Subsidiary of the Company is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any Subsidiary of the Company has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither the Company nor any Subsidiary of the Company is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving the Company or any Subsidiary of the Company, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claims, liability or investigations against the Company or any Subsidiary of the Company, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Company Loan Property and (viii) the Company has made available to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company and each Subsidiary of the Company, and any currently or formerly owned or operated property or any Company Loan Property.

        As used herein, the term "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term "Hazardous Substance" means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

        (p)    Tax Matters.    (i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the Company or any Subsidiary of the Company, have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) the Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company or any Subsidiary of the Company.

          (ii)  The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and any Subsidiary of the Company for each of the three most recent fiscal years ended on or before December 31, 2001.

          (iii)  Neither the Company nor any Subsidiary of the Company has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Regulatory Filings filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Regulatory Filings filed on or prior to the date hereof.

          (iv)  Neither the Company nor any Subsidiary of the Company is a party to any Tax allocation or sharing agreement, is not and has never been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was the Company) or otherwise has any liability for the Taxes of any Person.

          (v)  No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any Subsidiary of the Company.

          (vi)  As of the date hereof, the Company has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (vii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transaction contemplated by this Agreement and (B) all Taxes that the Company or any Subsidiary of the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

        (q)    Risk Management Instruments.    Neither the Company nor any Subsidiary of the Company is a party to nor has it agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance. All of such Derivatives Contracts or other instruments, are legal, valid and binding obligations of the Company or a Subsidiary of the Company, as the case may be, enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally), and are in full force and effect. The Company and each Subsidiary of the Company has duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to the Company's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which have had or could reasonably be expected to have a Material Adverse Effect on the Company.

        (r)    Books and Records.    The books and records of the Company and each Subsidiary of the Company have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of the Company and each Subsidiary of the Company, as the case may be.

        (s)    Insurance.    Schedule 5.03(s) to the Disclosure Schedule sets forth a true and complete list of all of the insurance policies, binders, or bonds maintained by the Company or any Subsidiary of the Company ("Insurance Policies"). The Company and each Subsidiary of the Company is insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; neither the Company nor any Subsidiary of the Company is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

        (t)    Allowance For Loan Losses.    The Company's Allowance for Loan Losses ("ALL") is, and shall be as of the Effective Date, in compliance with the Company's existing methodology for determining the adequacy of its ALL as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

        (u)    Trust Business.    Except as set forth in Schedule 5.03(u) to the Disclosure Schedule, (i) each of the relationships between the Company and/or GTB and another Person which constitute the trust business conducted by GTB or any other the trust business of the Company (whether GTB or the Company acts or has acted as trustee, agent, fiscal agent, escrow agent, custodian or in another similar capacity) (the "Trust Relationships") is governed by a written agreement, contract, indenture, instrument of trust or other similar document (the "Trust Instruments") and all of the Trust Instruments that are presently in effect are in the possession of the Company and have been made, or are, available to Parent and no Trust Instrument has been amended except by an instrument in writing; (ii) each Trust Relationship has been conducted, operated and managed by the Company in accordance with the terms of the governing Trust Instrument and applicable law.

        (v)    Real Property.    (i) Schedule 5.03(v) to the Disclosure Schedule contains a complete and correct list of (A) all real property or premises owned on the date hereof, in whole or in part by the Company or any Subsidiary of the Company and all indebtedness secured by any encumbrance thereon, and (B) all real property or premises leased in whole or in part by the Company or any Subsidiary of the Company and together with a list of all applicable leases and the name of the lessor. None of such premises or properties have been condemned or otherwise taken by any public authority and no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or law which might affect its use or value for the purposes now made of it. None of the premises or properties of the Company or any Subsidiary of the Company is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by the Company or any Subsidiary of the Company, as the case may be.

          (ii)  Each of the leases referred to in the Disclosure Schedule is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to the Company or any Subsidiary of the Company or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than the Company or any Subsidiary of the Company, the foregoing representation is based on the knowledge of the Company and the knowledge of each Subsidiary of the Company.

        (w)    Title.    The Company and each Subsidiary of the Company has good title to its properties and assets (other than (i) property as to which it is lessee and (ii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted) except (1) statutory liens not yet delinquent which are being contested in good faith by appropriate proceedings, and liens for taxes not yet due, (2) pledges of assets in the ordinary course of business to secure public deposits, (3) for those assets and properties disposed of for fair value in the ordinary course of business since the date of the Company's call report dated as of and for the year ended December 31, 2001 and (4) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.

        5.04.    Representations and Warranties of Parent.    Subject to Section 5.02, Parent hereby represents and warrants to the Company as follows:

        (a)    Organization, Standing and Authority.    Parent is duly organized, validly existing and in good standing under the laws of the State of California. Parent is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Parent has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

        (b)    Parent Stock.    (i) As of the date hereof, the authorized capital stock of Parent consists solely of 15,000,000 shares of Parent Common Stock, of which no more than 7,600,000 shares are issued and outstanding, and 5,000,000 shares of Parent Preferred Stock, of which no shares are issued and outstanding.

          (ii)  As of the date hereof, the authorized capital stock of Parent Bank consists of 3,350,000 shares of Parent Bank Stock, of which 2,488,800 are issued and outstanding.

          (iii)  The shares of Parent Common Stock to be issued in exchange for shares of Company Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right. The shares of Parent Common Stock to be issued in exchange for shares of Company Stock in the Merger will be issued (x) pursuant to an effective registration statement and (y) pursuant to effective registrations or exemptions under state securities laws, as applicable.

        (c)    Subsidiaries.    Each of Parent's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries. Each of the Parent's Significant Subsidiaries is duly licensed by the OCC, and each of their deposits are insured by the Bank Insurance Fund in the manner and to the fullest extent provided by law.

        (d)    Corporate Power.    Parent and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; each of Parent and Parent Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; and Parent has the corporate power and authority to execute, deliver and perform its obligations to consummate the transactions contemplated thereby.

        (e)    Corporate Authority.    This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Parent, the Parent Board, Parent Bank and the Parent Bank Board. This Agreement has been duly executed and delivered by each of Parent and Parent Bank and this Agreement is a valid and legally binding agreement of Parent and Parent Bank enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

        (f)    Regulatory Approvals; No Violations.    (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent or Parent Bank of this Agreement or to consummate the Merger except for (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board, the FDIC, the OCC, the California Secretary and the Commissioner, as may be required, (B) filings with the SEC and state securities authorities, (C) the approval of the listing on Nasdaq of the Parent Common Stock to be issued in the Merger, (D) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Parent Common Stock in the Merger, and (E) the filing of the executed Agreement of Merger with the OCC. As of the date hereof, Parent is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

          (ii)  Subject to receipt, or the making, of the consents, approvals and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Parent and Parent Bank and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of Parent or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

        (g)    Financial Reports and SEC Documents; Material Adverse Effect.    (i) Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2001 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent's "SEC Documents") with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Parent and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

          (ii)  Since December 31, 2001, Parent and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Parent or its Subsidiaries.

        (h)    Litigation.    No litigation, claim or other proceeding before any court or governmental agency is pending against Parent or its Subsidiaries and, to Parent's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

        (i)    No Brokers.    Except for a fee paid to Castle Creek Financial LLC, no action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

        (j)    Environmental Matters.    (i) Parent and its Subsidiaries have complied at all times with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently or formerly owned or operated by Parent or any of its Subsidiaries, or any property in which Parent or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role ("Parent Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance; (iii) neither Parent nor any of its Subsidiaries could be deemed the owner or operator of any Parent Loan Property under any Environmental Law which such Parent Loan Property has been contaminated with, or has had any release of, any Hazardous Substance; (iv) neither Parent nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Parent nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither Parent nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; and (vii) to Parent's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Parent or its Subsidiaries, any currently or formerly owned or operated property, or any Parent Loan Property, that could reasonably be expected to result in any claims, liability or investigations against Parent or its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Parent Loan Property.

        (k)    Insurance.    Parent and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Parent reasonably has determined to be prudent in accordance with industry practices.

ARTICLE VI

COVENANTS

        6.01.    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement, each of the Company, Parent and Parent Bank agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article 7 hereof, and shall cooperate fully with the other party hereto to that end.

        6.02.    Shareholder Approval.    Each of Parent and the Company agrees to take, in accordance with applicable law and the Parent Articles and Parent By-laws or Company Articles and Company By-Laws, as the case may be, all action necessary to convene as soon as reasonably practicable a meeting of its respective shareholders to consider and vote upon (i) in the case of Parent, the approval of the issuance of Parent Common Stock as contemplated by this Agreement, and (ii) in the case of Parent and the Company, the approval of this Agreement and the Merger and any other matters required to be approved by such entity's shareholders for consummation of the Merger (including any adjournment or postponement, the "Parent Meeting" and the "Company Meeting", respectively), in the case of both the Parent Meeting and the Company Meeting, and in no event later than 45 calendar days after the Registration Statement is declared effective. Except with the prior approval of Parent, no other matters shall be submitted for the approval of the Company shareholders. The Company Board shall at all times prior to and during the Company Meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders; provided that nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying its recommendation if the Company Board determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the Company shareholders under applicable law; provided, further, that Section 6.07 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein. The Company covenants and agrees that the Company Meeting shall be held and shall conclude prior to the occurrence of the Parent Meeting.

        6.03.    Registration Statement.    (a) Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "Proxy Statement") and all related documents). The Company shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above-referenced documents based on its knowledge of and access to the information required for said documents, and the Company shall have the right to review such Registration Statement not less than five days prior to its filing. The Company agrees to cooperate with Parent and Parent's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that the Company has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable but in no event later than 60 days after the date hereof. Each of the Company and Parent agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Parent also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, the Company shall promptly mail at its expense the Proxy Statement to its shareholders.

        (b)  Each of the Company and Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and the Proxy Statement and any amendment or supplement thereto shall, at the date of mailing to shareholders and at the time of the Company Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the Company and Parent further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement

        (c)  Parent agrees to advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        6.04.    Press Releases.    The Company and Parent shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. Each of Parent, Parent Bank and the Company agree that the Closing of this Agreement is subject to a number of contingencies, including, among other conditions, the completion of additional due diligence which until such time makes the probability of such Closing uncertain. The parties hereto covenant and agree that, subject to the conditions and exceptions set forth above, no announcement, via press release or otherwise, shall be made regarding the execution of this Agreement until the Diligence Ending Time has occurred.

        6.05.    Access; Information.    (a) The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request.

        (b)  Without limiting the generality of Section 6.05(a), prior to the Effective Time, Parent, Parent Bank and their respective representatives shall have the right to conduct a review to determine (i) that the assets, books, records and operations of the Company are in satisfactory condition and will not in a material way adversely impact Parent or Parent Bank after consummation of the transactions contemplated hereby and (ii) the accuracy of the representations and warranties and the satisfaction of the conditions to closing as provided hereunder.

        (c)  The Company agrees that, subject to applicable laws, it shall cooperate in good faith with Parent on mutually agreed operating issues which the parties agree have priority.

        (d)  Parent agrees that, upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the Company and its authorized representatives such access to Parent's personnel as the Company may reasonably request.

        (e)  Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, (i) each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same; (ii) neither the Company on the one hand, nor Parent or Parent Bank on the other hand, shall, and each of the parties shall cause its respective Subsidiaries and representatives not to, use any confidential information to solicit customers of the other party; and (iii) for one year after such termination, neither the Company on the one hand, nor Parent or Parent Bank on the other shall, and each of the parties shall cause its respective Subsidiaries and representatives not to, solicit the services of any employee of such other party for purposes of engaging them as an employee, agent, consultant or independent contractor of such soliciting party, provided, however, that neither party will be barred from retaining the services, in any capacity, of any current employee of the other party in the event such employee approaches such party with the intent of securing employment with such party. Notwithstanding the foregoing, nothing herein shall prevent the parties hereto from any general advertising or recruitment activities not directed specifically at the employees of the other party hereto. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party's obligation to consummate the transactions contemplated by this Agreement.

        6.06.    Affiliates.    The Company shall cooperate to use its reasonable best efforts to identify those Persons who may be deemed to be "affiliates" of the Company within the meaning of Rule 145 promulgated by the SEC under the Securities Act or SEC Accounting Releases 130 and 135 (such Persons being "Company Affiliates"). The Company shall use its reasonable best efforts to cause each Person so identified to deliver to Parent, no later than 40 days prior to the Effective Date, a written agreement (which agreement shall be substantially in the form of Exhibit B).

        6.07.    Acquisition Proposals.    The Company agrees that its officers or directors shall not, and that it shall direct and use its reasonable best efforts to cause its employees, agents and representatives not to, directly or indirectly, initiate, solicit or otherwise encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of the Company or more than 10% of the outstanding equity securities, of the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither the Company nor any of its officers and directors shall, and that it shall direct and use its reasonable best efforts to cause its employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefore by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the Company Board determines in good faith (after consultation with outside legal counsel) that such action would, in the absence of the foregoing proscriptions, be legally required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in the case referred to in clause (D) above, the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the Merger. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives.

        6.08.    Certain Policies.    Prior to the Effective Date, the Company shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent.

        6.09.    Nasdaq Listing.    Parent agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of Parent Common Stock to be issued to the holders of Company Stock in the Merger.

        6.10.    Regulatory Applications.    (a) Each of Parent, Parent Bank and the Company shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement (including the consolidation of any Company branches with Parent Bank branches or branches of any other Subsidiary of Parent or the closure of any Company branches, in each case as Parent in its sole discretion shall deem necessary); and any initial filings with Governmental Authorities (other than the Registration Statement) shall be made by Parent as soon as reasonably practicable after the execution hereof but, provided that the Company has cooperated as described above, in no event later than 60 days after the date hereof. Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

        (b)  Each party agrees, upon request, to furnish the other parties with all information known to it (which knowledge shall be deemed to include knowledge which could be acquired after reasonable due inquiry) concerning itself, its Subsidiaries, directors, advisory directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties to any third party or Governmental Authority.

        6.11.    Indemnification.    (a) Following the Effective Time, Parent shall indemnify, defend and hold harmless each present and former director and officer of the Company (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement, or any related agreement, but excluding any Costs arising out of any violation or alleged violation of the Exchange Act or the rules and regulations thereunder with respect to insider trading) to the fullest extent that the Company is permitted to indemnify (and advance expenses to) its directors or officers under the CGCL, the Company Articles and the Company By-Laws as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under the CGCL, the Company Articles and the Company By-Laws shall be made by independent counsel selected by Parent; and provided, further, that in the absence of judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer's or director's conduct complied with such standard and Parent shall have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard.

        (b)  For a period of three years from the Effective Time, Parent shall use its commercially reasonable efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of the Company (as opposed to the portion that serves to reimburse the Company) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company. In order to obtain such coverage, Parent shall use commercially reasonable efforts to obtain tail insurance via an "extended reporting option" from the Company's current insurance provider or "run off coverage" from Parent's insurance provider for such coverage period and to purchase as of the Effective Time such coverage for the entire coverage period; provided, however, that in no event shall Parent be required to expend for each year of coverage more than the current amount expended on an annual basis by the Company (the "Insurance Amount") to maintain, keep-in-force or procure such directors and officers insurance coverage; provided, further, that if Parent is unable to maintain or obtain the insurance called for by this Section 6.11(b), Parent shall use its commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of the Company may be required to make application and provide customary representations and warranties to Parent's insurance carrier for the purpose of obtaining such insurance.

        (c)  Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Parent thereof; provided that the failure so to notify shall not affect the obligations of Parent under Section 6.11(a) unless and to the extent that Parent is actually prejudiced as a result of such failure.

        (d)  If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.11.

        6.12.    Benefit Plans.    (a) From and after the Effective Time, Parent shall provide former employees of the Company who remain as employees of Parent or any of its Subsidiaries with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of Parent and its Subsidiaries. Parent shall cause each employee benefit plan, program, policy or arrangement of Parent in which employees of the Company are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with the Company to the same extent as such service was credited for such purpose by the Company. Nothing herein shall limit the ability of Parent to amend or terminate any of the Benefit Plans in accordance with their terms at any time.

        (b)  If employees of the Company become eligible to participate in a medical, dental or health plan of Parent, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of the Company, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.

        6.13.    Non-competition Agreements.    Each of the Persons listed on Exhibit C1 shall, simultaneously with the execution and delivery hereof, execute and deliver to Parent non-competition agreements (or such other agreement as indicated on Exhibit C1) substantially in the form of Exhibit C hereto.

        6.14.    Notification of Certain Matters.    Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

        6.15.    Parent Approval.    The Company shall keep Parent reasonably informed as to the status of the transactions contemplated in Schedules 4.01(a), 4.01(g) and 4.01(l) of the Disclosure Schedule and shall not enter into any additional agreements with respect to such transactions without the prior approval of Parent, which approval shall not be unreasonably withheld.

        6.16.    Human Resources Issues.    The Company agrees to cooperate with Parent with respect to any formal meetings or interviews with one or more employees called or arranged by the Company and held for the purpose of discussing the transactions contemplated by this Agreement or their effect on such employees, with Parent given the opportunity to participate in such meetings or interviews. This section is not intended to apply to casual conversations about the transaction or informal meetings initiated by employees, or to prohibit discussion in general, but rather to allow Parent a role in the formal presentation of the transaction to employees, and an opportunity to participate in the significant, formal meetings at which the transaction is explained and discussed.

        6.17.    Assistance with Third-Party Agreements.    (a) The Company shall cooperate with and use all commercially reasonable efforts to assist Parent in (i) gaining access to and obtaining any required consents from all of its third-party vendors, landlords of all of their leased properties and other parties to material agreements, promptly after the date of this Agreement, and (ii) obtaining the cooperation of such third parties in a smooth transition in accordance with Parent's timetable at or after the Effective Time of the Merger. The Company shall cooperate with Parent in minimizing the extent to which any contracts will continue in effect following the Effective Time of the Merger, in addition to complying with the prohibition of Section 4.01(l) hereof.

        (b)  Without limiting Section 6.17(a), the Company shall use all reasonable efforts to provide data processing and other processing support, outside contractors, to assist Parent in performing all tasks reasonably required to result in a successful conversion of their data and other files and records to Parent's production environment, when requested by Parent and sufficient to ensure that a successful conversion can occur at such time as Parent requests or after the Effective Time of the Merger. Among other things, the Company shall:

          (i)    cooperate with the Company to establish a mutually agreeable project plan to effectuate the conversion;

          (ii)  use their commercially reasonable efforts to have the Company's outside contractors continue to support both the conversion effort and its needs until the conversion can be established;

          (iii)  provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by Parent for use in planning the conversion, as soon as reasonably practicable;

          (iv)  provide reasonable access to personnel at corporate headquarters, data and other processing centers, all branches and, with the consent of outside contractors, at outside contractors, to enable the conversion effort to be completed on schedule; and

          (v)  to the extent reasonably practicable, give notice of termination, conditioned upon the completion of the transactions contemplated hereby, of the contracts of outside data and other processing contractors or other third-party vendors when directed to do so by Parent.

          (vi)  Parent agrees that all actions taken pursuant to this Section 6.17 shall be taken in a manner intended to minimize disruption to the customary business activities of the Company,

        6.18.    Shareholder Agreements.    Each Shareholder shall execute and deliver to Parent simultaneously with the execution of this Agreement a shareholder agreement (each, a "Shareholder Agreement") substantially in the form of Exhibit A hereto, committing each such person, among other things, to vote his or her shares of Company Stock in favor of this Agreement and the Merger at the Company Meeting, granting a proxy for such shares to Parent, and to certain representations and covenants.

        6.19.    Additional Agreements.    In case at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Parent or Parent Bank with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the proper officers and directors of each party to this Agreement shall take all necessary or appropriate action.

        6.20.    Pre-Closing Adjustments.    At or before the Effective Time of the Merger, the Company shall make such accounting entries or adjustments, including additions to its ALL and charge-offs of loans as Parent shall direct as a result of its on-going review of the Company (including its review of the information provided to it pursuant to Sections 6.05 and 6.14) or in order to implement its plans following the Closing or to reflect expenses and costs related to the Merger; provided, however, that unless the adjustment would otherwise be required by applicable law, rule or regulation, or by regulatory accounting principles and GAAP applied on a basis consistent with the Financial Statements of the Company, (a) the Company shall not be required to take such actions more than one day prior to the Effective Time of the Merger or prior to the time Parent agrees in writing that all of the conditions to its obligation to close as set forth in Section 7.02 have been satisfied or waived and each of the approvals in Section 7.01(b) have been received, and (b) no such adjustment shall (i) require any filing with any Governmental Authority, (ii) violate any law, rule or regulation applicable to Parent, (iii) otherwise materially disadvantage the Company if the Merger was not consummated or (iv) constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

        6.21.    Company Stock Options.

        (a)  The Company shall take such actions as may be necessary such that immediately prior to the Effective Time, each Company Stock Option that was outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be cancelled and only entitle the holder thereof, as soon as reasonably practicable after surrender thereof, to receive an amount in cash from the Company equal to the product of the total number of shares of Company Common Stock as to which such holder has vested options and the excess of the Per Share Cash Consideration over the exercise price of Company Stock Option, less any applicable taxes withheld. At the Effective Time, unless Parent elects to take any action pursuant to paragraph (b) with respect to some (as permitted under applicable law) or all of the Company Stock Options, each option to purchase a share of Company Stock whether or not vested shall terminate and be of no further effect and any rights thereunder to purchase shares of Company Stock shall also terminate and be of no further force or effect. To the extent that the Stock Option Plan does not permit such a termination of the Company Stock Options subject to such Stock Option Plan, the Company shall take all actions necessary to obtain the consents of the Persons who holds such Company Stock Options to be terminated.

        (b)  At the Effective Time, each Company Stock Option which (i) was outstanding immediately prior to the Effective Time, whether or not then exercisable, and (ii) Parent has elected to assume, shall be deemed to constitute an option to acquire (each such option, a "Replacement Option"), on the same terms and conditions as were applicable under such Company Stock Option, the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Stock Option in accordance with the foregoing. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or amend an existing statement, as may be permitted) with respect to the shares of Parent Common Stock issuable in connection with the Replacement Options.

        (c)  The Board of Directors of the Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) to exempt (x) the conversion of Company Stock Options into options to purchase Parent Common Stock and (y) the acquisition of options to purchase Parent Common Stock pursuant to the terms of this Agreement by directors, officers and employees of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. Parent and the Company shall provide to counsel to the other party for its review copies of the resolutions to be adopted by the respective Boards of Directors to implement the foregoing, if necessary, prior to such adoption.

        6.22.    Rights.    At the Effective Time, each Right which is outstanding and is unexercised immediately prior to the Effective Time, shall be adjusted so as to entitle the holder of such Right to receive, in lieu of the shares of Company Stock that would otherwise have been issuable upon the exercise thereof, an amount in cash computed by multiplying (i) the difference between (x) the Cash Consideration and (y) the per share exercise price applicable to such Right by (ii) the number of such shares of Company Stock subject to such Right. As soon as practicable after the Effective Time (but in any event prior to the seventh day after the Effective Time), Parent will make the payments required to be made to holders of Rights under this Section 6.22.

        6.23.    Audited Company Financial Statements.    No later than two Business Days after receipt thereof, the Company shall provide Parent with a copy of its financial statements presenting the financial condition of the Company for the year ended December 31, 2001, as audited by KPMG, LLP.

        6.24.    Tax Treatment of the Merger.    Parent and the Company intend the Agreement to qualify as a tax-free reorganization for all U.S. federal income tax purposes. Each party will (and will cause each of its Subsidiaries to) both before and after the Effective Time (i) use reasonable efforts to cause the Agreement to so qualify; (ii) refrain from taking any action that would reasonably be expected to cause the Agreement to fail to so qualify; and (iii) take the position for all purposes that the Agreement so qualifies.

        6.25.    Due Diligence.    Without limiting the covenants and obligations pursuant to Section 6.05 hereof, Parent shall be entitled to conduct further due diligence on the Company to the extent of information and documents requested on the Due Diligence Request List, and to the extent of any further information and documents reasonably requested by Parent of which it learned during the review of such information and documents. Parent shall be required to complete such due diligence by 5:00 P.M. on the third full business day following the receipt of all information requested by Parent (such time, the "Diligence Ending Time"). The Company shall notify Parent at such time as it believes in good faith that it has delivered all requested information and documents. If Parent and the Company are in agreement, the final three full day period for review of Company information shall begin (it being understood that should Parent learn of any information and documents during such review and reasonably request further information, Parent and the Company shall mutually agree on any extension of the Diligence Ending Time, as necessary).

        6.26.    Diligence Fee.    Upon the execution of this Agreement, Parent agrees to deliver simultaneously to the Company a check (the "Diligence Check") for five hundred thousand dollars ($500,000) (the "Diligence Fee"). The Company shall hold the check in trust, without delivery to any other Person, without permitting or causing a Lien thereon and without facilitating, permitting or causing the cashing thereof, until the earlier of (i) the Diligence Ending Time or (ii) termination by Parent pursuant to Section 8.01(h).

        (a)  If the Diligence Ending Time shall have occurred without Parent having terminated the Agreement pursuant to Section 8.01(h), the Company shall, upon receipt from Parent of a certificate signed by an executive officer or the Chairman of Parent indicating that Parent has waived its termination rights pursuant to Section 8.01(h), promptly deliver to Parent the uncashed Diligence Check. Should the Company not be able to return promptly to Parent the uncashed Diligence Check, the Company shall indemnify and hold harmless Parent for the entire amount of the Diligence Fee and any costs and fees associated with the cancellation and stop-payment of the Diligence Check or the cashing thereof prior to its return to Parent, as the case may be.

        (b)  If Parent shall have terminated this Agreement pursuant to Section 8.01(h), the Company shall be entitled to the entirety of the Diligence Fee as set forth in Section 8.02 below.

        6.27.    Severance Arrangements.    Parent shall offer severance arrangements to individuals employed by the Company and each Subsidiary of the Company immediately prior to the Effective Time on the following basis:

        (a)  Parent shall offer to each of the individuals identified as Senior Employees in Section A of Schedule 5.03(m)(vii) to the Disclosure Schedule (each, a "Senior Employee"), a severance agreement substantially in the form attached hereto as Exhibit E providing for severance payments equal to the amount set forth next to such Senior Employee's name on Schedule 5.03(m)(vii) to the Disclosure Schedule (except in the case of Daniel Mathis, whose executive employment agreement, as amended, sets forth his severance arrangements), or such other amount with respect to any Senior Employee as Parent and such Senior Employee may mutually agree. Notwithstanding the foregoing, Parent shall not be required to make any payment to a Senior Employee which would constitute a "parachute payment" (as defined in Section 280G of the Code), except in the case of Daniel Mathis, pursuant to the terms of his executive employment agreement, as amended.

        (b)  For a period of twelve months after the Effective Time, Parent shall offer all employees of the Company (other than Senior Employees) whose employment is terminated at or after the Effective Time (or prior to the Effective Time, if such termination is at the request of Parent) severance benefits pursuant to the terms of the severance benefit arrangements of either the Company or Parent which provide the greater cash severance payment to similarly situated employees.

        6.28.    Preferred Stock Dividends.    At least five business days prior to Closing, Parent shall contribute to the Exchange Fund an amount in cash necessary to pay in full an amount equal to dividends on the Company's Preferred Stock which could have been declared based on an accrual from March 31, 2002 through the Closing Date. Parent shall take such actions as may be necessary to cause the Exchange Agent to pay, in accordance with Section 3.06 hereof, to record holders of Company Preferred Stock such amounts due on the Company's Preferred Stock held by such holders upon delivery of certificates representing such shares of Company Preferred Stock.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

        7.01.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or written waiver by the parties hereto prior to the Effective Time of each of the following conditions:

        (a)    Shareholder Approvals.

          (i)    This Agreement shall have been duly approved by the affirmative vote of holders of not less than two-thirds of the outstanding shares of Company Stock, in accordance with applicable law.

          (ii)  The principal terms of this Agreement shall have been approved by the affirmative vote of the holders of not less than a majority of the outstanding shares of Parent Common Stock at the Parent Meeting, in accordance with applicable law.

        (b)    Regulatory Approvals.    All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

        (c)    No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

        (d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

        (e)    Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation on Nasdaq.

        7.02.    Conditions to Obligation of the Company.    The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:

        (a)    Representations and Warranties.    The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on Parent. Parent shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement. The Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

        (b)    Performance of Obligations of Parent.    Parent and Parent Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

        (c)    Receipt of Opinions.

          (i)    The Company shall have received the written opinion of Keefe, Bruyette & Woods, Inc. to the effect that, as of date of the mailing of the Proxy Statement to the shareholders of the Company in connection with the Company Meeting, the Merger Consideration to be paid to the holders of Company Stock is fair from a financial point of view to such holders.

          (ii)  The Company shall have received the opinion of Blanchard, Krasner & French, A Professional Corporation, or other tax counsel reasonably acceptable to the Company and to Parent, as counsel to the Company, dated the Effective Time, in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time of the Merger, the Merger more likely than not will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code. In rendering its opinion, Blanchard, Krasner & French, A Professional Corporation, may require and rely upon representations contained in letters from the Company, Parent, Parent Bank and/or their officers or principal shareholders as are customary for such opinions.

        (d)    No Litigation.    No litigation or proceeding shall be pending against Parent or Parent Bank brought by any Governmental Authority seeking to prevent consummation of the transactions contemplated thereby.

        7.03.    Conditions to Obligation of Parent.    The obligation of Parent and Parent Bank to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following conditions:

        (a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective

Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on the Company. The Company shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement and Parent and Parent Bank shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

        (b)  The Disclosure Schedule shall be updated and made current as of the day prior to the Effective Time of the Merger and a draft of the updated Disclosure Schedule shall have been delivered to Parent no later than 72 hours prior to the Effective Time of the Merger; such update of the Disclosure Schedule shall not in any way affect the representations and warranties set forth in Section 5.03. The Company shall have performed in all material respects, each of its covenants and agreements contained in this Agreement and Parent shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Parent, at the Effective Time of the Merger, to the foregoing effect.

        (c)    Performance of Obligations of Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent and Parent Bank shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

        (d)    Performance of Obligations of the Shareholders.    Parent shall have received Shareholder's Agreements executed and delivered by each of the directors and executive officers of the Company as contemplated by Section 6.18, each of which shall remain in full force and effect. The Shareholders shall have performed in all material respects all obligations required to be performed by them under the Shareholder Agreements, provided, however, that this condition shall be deemed to be satisfied notwithstanding any failure to perform such obligations unless any such failure or failures, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company and, if requested by Parent, Parent shall have received a certificate, dated the Effective Date, signed by each Shareholder to such effect with respect to such Shareholder.

        (e)    Stockholders' Equity and Reserves.    As of the end of the month immediately preceding the Effective Date (the "Measuring Date"), (i) the Adjusted Shareholders' Equity of the Company shall not be less than $50,000,000 and (ii) the Company's ALL shall not be less than the amount which is 70% of the value of all non-performing assets (as defined in accordance with GAAP) held by the Company valued as of Measuring Date, in each case (i) and (ii) as determined in accordance with GAAP. For purposes of this Section 7.03(e), "Adjusted Shareholders' Equity" means the equity of the Company as set forth on the Closing Financial Statements (as defined in Section 7.03(g) below) plus (x) the sum of all amounts paid or accrued in connection with any actions taken pursuant to Section 6.20 to the extent that such actions were not necessary to bring the Company into conformity with GAAP or any rule or regulation of any Regulatory Authority, and (y) any accruals, made after the date hereof, required to be made under GAAP or regulatory accounting policies with respect to any payments owed to Leon Reinhart or Daniel Mathis and which accruals in the case of Daniel R. Mathis are for payments triggered solely as a consequence of the Merger, and less the aggregate amount of any cash, securities or other consideration received in connection with the GTB Transaction.

        (f)    No Litigation.    No litigation or proceeding shall be pending against the Company brought by any Governmental Authority seeking to prevent consummation of the transactions contemplated hereby.

        (g)    Closing Financial Statements.    At least four Business Days prior to the Effective Time of the Merger, the Company shall provide Parent with the Company's financial statements presenting the financial condition of the Company as of the close of business on the last day of the last month ended prior to the Effective Time of the Merger and the Company's results of operations for the following periods: (i) January 1, 2001 through December 31, 2001 (this condition shall have been met if the Company shall have previously provided Parent audited financial statements pursuant to Section 6.23 and there shall have been no adjustments thereto) and (ii) January 1, 2002 through the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the "Closing Financial Statements"); provided, however, that if the Effective Time of the Merger occurs on or before the fifth Business Day of the month, the Company shall have provided consolidated financial statements as of and through the second month preceding the Effective Time of the Merger. Such financial statements shall have been prepared in all material respects in accordance with GAAP and regulatory accounting principles consistently applied and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such financial statements shall be accompanied by a certificate of the Company's chief financial officer, dated as of a date no earlier than two Business Days prior to the Effective Time of the Merger, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of Parent in all material respects.

        (h)    Opinion of Parent's Counsel.    Parent shall have received the opinion of Sullivan & Cromwell or other reasonably acceptable tax counsel, as counsel to Parent, dated the Effective Time, in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time of the Merger, the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from the Company, Parent, Parent Bank and/or their officers or principal shareholders as are customary for such opinions.

        (i)    Non-competition Agreements.    Parent shall have received Non-competition Agreements executed and delivered by each of the persons listed on Exhibit C1 (or such other agreement as specified on Exhibit C1) as contemplated by Section 6.13, each of which shall remain in full force and effect.

        (j)    Consents.    Parent shall have obtained each of the material consents listed in Schedule 5.03(k) of the Disclosure Schedule as well as each consent for a material contract which was required to be listed on the Disclosure Schedule but not so listed.

        (k)    Company Stock.    The outstanding shares of Company Stock shall not be greater than the sum of (i) shares of Company Stock outstanding as set forth in Section 5.03(b) and (ii) the number of shares of Company Common Stock issued, if any, after the date hereof, upon the exercise of Rights and Company Stock Options set forth on Schedule 5.03(b) to the Disclosure Schedule.

ARTICLE VIII

TERMINATION

        8.01.    Termination.    This Agreement may be terminated, and the Merger may be abandoned:

        (a)    Mutual Consent.    At any time prior to the Effective Time, by the mutual consent of Parent and the Company if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

        (b)    Breach.    At any time prior to the Effective Time, by Parent or the Company if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a breach by Parent and Parent Bank or the Company, as the case may be, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; (ii) a breach by Parent and Parent Bank or the Company, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach or (iii) in the case of a termination by Parent, a breach by a Shareholder or Shareholders of any of the covenants or agreements contained in the Shareholder Agreements, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, provided that such breach (whether under (i), (ii) or (iii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or the Company, as the case may be.

        (c)    Delay.    At any time prior to the Effective Time, by Parent or the Company if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by December 31, 2002 except that Parent or the Company, as the case may be, shall not have the right to terminate pursuant to this Section 8.01(c) to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 8.01(c), (ii) Parent Bank (if Parent is the party seeking to terminate) or (iii) any of the Shareholders (if the Company is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Shareholders, his, her or its obligations under the relevant Shareholder Agreement.

        (d)    No Approval.    By the Company or Parent, as the case may be, if the respective Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied (x) by final nonappealable action of such Governmental Authority or (y) an application therefore shall have been permanently withdrawn at the invitation, request or suggestion of a Governmental Authority; or (ii) in the case of the Company, if the holders of Parent Common Stock fail to approve the transaction as set forth in Section 7.01(a)(ii); or (iii) in the case of Parent, if the holders of Company Stock fail to approve the transaction as set forth in Section 7.01(a)(i).

        (e)    Acquisition Proposal.    By Parent, if (i) the Company shall have exercised a right specified in the provision set forth in Section 6.07 with respect to any Acquisition Proposal and shall, directly or through agents or representatives, continue discussion with any third party concerning such Acquisition Proposal for more than 15 Business Days after the date of receipt of such Acquisition Proposal; or (ii) a Acquisition Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to the specificity of such price proposal) and the Company shall not have rejected such proposal within 15 Business Days of (x) its receipt or (y) the date its existence first becomes publicly disclosed, if earlier; or (iii) if shareholder approval referred to in Section 7.01(a) herein is not obtained at the Company Meeting following announcement of any bona fide Acquisition Proposal.

        (f)    Failure to Recommend.    At any time prior to the Company Meeting, by Parent if the Company shall have breached Section 6.07 or the Company Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Parent.

        (g)  Change in Price of Parent Common Stock. By the Company, if at the time that the Closing Price is determined, the Closing Price is less than the Floor Price; provided, however, that the Company shall have no right to terminate under this Section 8.02(g) if Parent exercises its right under Section 3.03(c)(iv) to increase the Stock Amount so that the aggregate value of the Parent Common Stock, valued as of the Closing Price, to be received by holders of Company Stock is not less than the amount such holders of Company Stock would have received had the Closing Price been equal to the Floor Price.

        (h)    Due Diligence.    By Parent, if at or prior to the Diligence Ending Time, Parent notifies the Company that it has decided not to pursue the transactions contemplated by this Agreement.

        (i)    Contracts.    By Parent, if Company shall not have delivered the consents required under Section 7.03(j) and the failure to obtain such consents would be reasonably likely to have a Material Adverse Effect on Parent or the Surviving Bank.

        8.02.    Effect of Termination and Abandonment.    (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 8, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in paragraphs (b) and (c) below and Section 9.01, (ii) that termination will not relieve a breaching party from liability if not provided for herein for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination and (iii) any other provision of this Agreement which expressly survives the termination of this Agreement.

        (b)  If this Agreement is terminated by the Company pursuant to Section 8.01, paragraphs (b), (c), (d)(ii) or (g) or for willful breach by Parent of Section 6.10, upon such termination Parent shall pay to the Company a termination fee of $5,000,000 (the "Termination Fee"); if this Agreement is terminated by the Company or by Parent pursuant to Section 8.01(d)(i) and the failure to receive such approval was not based predominately upon an identified problem or condition at the Company or any of its Subsidiaries, Parent shall pay to the Company the Termination Fee; and if this Agreement is terminated by Parent pursuant to Section 8.01(h), the Company shall be entitled to the Diligence Fee. Notwithstanding anything contained herein to the contrary, if Parent exercises its right of termination pursuant to Section 8.01(c) on or after December 31, 2002 and at such time of termination the Company was also entitled to terminate pursuant to Section 8.01(c), Parent shall pay the Termination Fee to the Company.

        (c)  If this Agreement is terminated (i) by the Company pursuant to Section 6.07 after a bona fide Acquisition Proposal for the Company shall have been publicly disclosed, or any person or entity shall have publicly disclosed a bona fide intention (whether or not conditional) to make an Acquisition Proposal, or (ii) by Parent pursuant to Section 8.01, paragraphs (b), (c), (d)(iii), (e) or (f), upon any of such termination set forth in (i) or (ii), the Company shall pay to Parent the Termination Fee. Notwithstanding anything contained herein to the contrary, if the Company exercises its right of termination pursuant to Section 8.01(c) on or after December 31, 2002 and at such time of termination Parent was also entitled to terminate pursuant to Section 8.01(c), the Company shall pay the Termination Fee to Parent.

        (d)  Any Termination Fee that becomes payable to Parent or the Company pursuant to this Section 8.02 shall be paid by wire transfer of immediately available funds to an account designated by the Company or Parent, as the case may be, if this Agreement is terminated and the termination meets the conditions set forth in this Section 8.02 at or prior to such termination.

        (e)  The Company and Parent agree that the agreements contained in paragraphs (b), (c) and (d) above are an integral part of the transactions contemplated by this Agreement, that without such agreements the Company and Parent would not have entered into this Agreement, and that such amounts do not constitute a penalty. If the Company or Parent fails to pay the amounts due under paragraph (b) or (c) above within the time periods specified in paragraph (d) above, the party obligated to pay the Termination Fee shall pay all costs and expenses incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of Bank of America, N.A. from the date such amounts were required to be paid.

ARTICLE IX

MISCELLANEOUS

        9.01.    Survival.    No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.09, 6.11, 6.12 and 6.17 and this Article 9, which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.05(e), 8.02 and this Article 9, which shall survive any such termination).

        9.02.    Waiver; Amendment.    Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by both parties or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting, this Agreement may not be amended if it would reduce the consideration to be received by the Company shareholders in the Merger without any subsequent approval by such shareholders or be in violation of applicable law.

        9.03.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

        9.04.    Governing Law, Jurisdiction and Venue.    This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (however, not to the exclusion of any applicable Federal law), without regard to California statutes or judicial decisions regarding choice of law questions. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Southern District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

        9.05.    Expenses.    Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

        9.06.    Notices.    All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

  If to the Company to:

    First National Bank
    401 West "A" Street
    San Diego, CA 92101-7917
    Attention: Daniel R. Mathis
    Telephone: (619) 235-1293
    Facsimile: (619) 235-1268

  With copies to:

    Blanchard, Krasner & French
    800 Silverado Street, 2d Floor
    La Jolla, CA 92037
    Attention: Robert W. Blanchard, Esq.
    Telephone: (858) 551-2440
    Facsimile: (858) 551-2434

  If to Parent or Parent Bank to:

    First Community Bancorp
    1160 El Tordo Road
    Rancho Santa Fe, California 92067
    Attention: Matthew P. Wagner
    Telephone: (310) 458-1521
    Facsimile: (310) 394-1544

  With a copy to:

    Sullivan & Cromwell
    1888 Century Park East, Suite 2100
    Los Angeles, California 90067-1725
    Attention: Stanley F. Farrar, Esq.
    Telephone: (310) 712-6600
    Facsimile: (310) 712-8800

        9.07.    Entire Understanding; No Third Party Beneficiaries.    This Agreement (including the Disclosure Schedule attached hereto and incorporated herein), the Shareholder Agreements and the Non-Competition Agreements represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and this Agreement, the Shareholder Agreements and the Non-Competition Agreements supersede any and all other oral or written agreements heretofore made. Except for Section 6.11, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.08.    Effect.    No provision of this Agreement shall be construed to require the Company, Parent, Parent Bank or any Subsidiaries, affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

        9.09.    Severability.    Except to the extent that application of this Section 9.09 would have a Material Adverse Effect on the Company, Parent or Parent Bank, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        9.10.    Enforcement of the Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.11.    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FIRST COMMUNITY BANCORP

By:	/s/ MATTHEW P. WAGNER Name: Matthew P. Wagner Title: President and Chief Executive Officer

RANCHO SANTA FE NATIONAL BANK

By:	/s/ MATTHEW P. WAGNER Name: Matthew P. Wagner Title: Chairman

FIRST NATIONAL BANK

By:	/s/ DANIEL R. MATHIS Name: Daniel R. Mathis Title: President and Chief Executive Officer

QuickLinks

  Exhibit 2.3
TABLE OF CONTENTS
RECITALS
ARTICLE I CERTAIN DEFINITIONS
ARTICLE II THE MERGER
ARTICLE III CONSIDERATION; EXCHANGE PROCEDURES
ARTICLE IV ACTIONS PENDING ACQUISITION
ARTICLE V REPRESENTATIONS AND WARRANTIES
ARTICLE VI COVENANTS
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER
ARTICLE VIII TERMINATION
ARTICLE IX MISCELLANEOUS